UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2006

AVIZA TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51642	20-1979646
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

440 Kings Village Road, Scotts Valley, CA 95066

(Address of principal executive offices) (Zip Code)

831-438-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.              Termination of a Material Definitive Agreement.

On July 13, 2006, KB Home South Bay Inc. (“KB”) notified the Company that the Feasibility Period, as defined in the Agreement For Purchase And Sale Of Real Property and Escrow Instructions between the Company and KB, dated as of March 16, 2006 (the “Purchase Agreement”), had expired without KB delivering to the Company a Feasibility Approval Notice (as defined in the Purchase Agreement). As such, the Purchase Agreement automatically terminated pursuant to its terms.

The Purchase Agreement was with respect to the property located at 440 Kings Village Road, Scotts Valley, California that houses the Company’s headquarters and batch systems manufacturing facilities (the “Property”). The stated purchase price in the Purchase Agreement was twenty-six million dollars ($26,000,000), based on assumptions regarding the cost of KB’s planned development of the Property for residential use.

There were a number of conditions to KB’s obligation to close the transactions contemplated by the Purchase Agreement, including: (i) KB’s satisfaction with the condition of, and title to, the Property during its diligence review; (ii) the obtaining of a change in the zoning of the Property from industrial to residential use; (iii) annexation of the county portion of the Property into the City of Scotts Valley; (iv) approval of the entitlements received from the City of Scotts Valley in conjunction with the development of the Property and (v) the completion of certain actions relating to the environmental condition of the Property. The closing of the transactions contemplated by the Purchase Agreement would have occurred, if at all, on the earliest to occur of (i) approximately two months following receipt of certain entitlements and approvals or (ii) September 16, 2008, and would have been extendable for an additional year either by KB upon payment to the Company of an additional non-refundable five hundred thousand dollars ($500,000), or by the Company upon notice to KB.

The Company filed a copy of the Purchase Agreement as Exhibit 10.1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2006

AVIZA TECHNOLOGY, INC.

	By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor
Executive Vice President and Chief Financial Officer